Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of FlowStone Opportunity Fund of our report dated May 29, 2020, relating to the financial statements and financial highlights, which appears in post-effective amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-225212)  of FlowStone Opportunity Fund.  We also consent to the references to us under the headings "Financial Highlights," “Financial Statements” and "Independent Registered Public Accounting Firm; Legal Counsel" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

January 5, 2021